The Target Portfolio Trust
For the period ended 6/30/06
File number 811-7064

SUB-ITEM 77-D

THE TARGET PORTFOLIO TRUST
International Equity Portfolio

Supplement dated March , 2006 to the Prospectus and Statement of
Additional Information (SAI) dated February 25, 2005

Puneet Mansharamani has been appointed as a portfolio manager for the segment of the Portfolio advised by LSV.

In the Prospectus, the first sentence of the section titled
"PORTFOLIO MANAGERS" is hereby revised to state:

Josef Lakonishok, Robert Vishny, Menno Vermuelen, CFA and Puneet
Mansharamani serve as co-portfolio managers for the portion of the international equity segment of the Series advised by LSV.

The following text is added to the end of the same paragraph:

Puneet Mansharamani, CFA, is a Partner and Portfolio Manager of LSV. Mr. Mansharamani has previously served as a Quantitative Analyst of LSV since 2000. He has more than 7 years of investment experience. Prior to joining LSV, Mr. Mansharamani was an Analyst at Institutional Trust National City Corporation. His responsibilities included project management, systems development and designing financial and analytical applications for the Worldwide Web. Prior to this experience, Mr. Mansharamani was a Systems Consultant for Maximations, Inc. where he was responsible for systems development and programming Mainframe and databases used to calculate revenue streams as well as executive reporting. Mr. Mansharamani was also a Systems Analyst for Case Western Reserve University. Mr. Mansharamani earned a B.S. in Engineering from Delhi University, Delhi College of Engineering in 1997 and an M.S. in Engineering at Case Western Reserve University, Case School of Engineering (2001). Mr. Mansharamani began managing the segment of the Series advised by LSV on January 1, 2006.

In the SAI, the following is added to the section titled
"INVESTMENT ADVISORY AND OTHER SERVICES", sub-section titled
"Portfolio Managers":

A. Other Accounts Managed by Portfolio Managers - International
Equity Portfolio.

Puneet           24 registered     22 other pooled    470 separate
Mansharamani     investment        investment         accounts with
                 companies with    vehicles with      assets of
                 assets of $7.5    assets of $5.2     $43.3 billion,
                 billion           billion            including 17
                                                      accounts with
                                                      assets of $1.7
                                                      billion that have
                                                      fees based on
                                                      performance

C. Portfolio Manager Securities Ownership-International Equity Portfolio.

Puneet Mansharamani                       None